As filed with the Securities and Exchange Commission on September 28, 2005


                   Registration No. 333-122696

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549


                      FORM S-4/Amendment #4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                      IPI FUNDRAISING, INC.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)

          Delaware                     7389                 20-1566105
-------------------------------  -----------------      -------------------
(State or Other Jurisdiction of  (Primary Standard       (I.R.S. Employer
 Incorporation or Organization)      Industrial         Identification No.)
                                    Code Number)

      4 Mill Park Ct. , Newark, Delaware 19713 (302) 366-8992
  -------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                         With Copies To:
                         ---------------

                       David M. Bovi, Esq.
                 319 Clematis Street, Suite 700
                 West Palm Beach, Florida 33401
                         (561) 655-0665

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement and upon completion of the merger transactions described in the enclosed prospectus/information statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]


                 CALCULATION OF REGISTRATION FEE
                 -------------------------------

_________________________________________________________________________________________________________
                                                   Proposed Maximum   Proposed Maximum      Amount of
Title of Each Class of          Amount to be       Offering Price     Aggregate             Registration
Securities to be Registered     Registered         Per Share          Offering Price        Fee
_________________________________________________________________________________________________________

Common stock                    10,064,628(1)      N/A                $     2,157(3)          $  1
Series A Preferred stock         3,000,000(2)      N/A                $   500,000(3)          $ 59
Total                           13,064,628(1)(2)   N/A                $   502,157(3)          $ 60


(1) Represents the total of 975,000, 3,993,000 and 5,096,628 shares of IPI Fundraising, Inc.'s common stock, par value $0.001 per share, to be issued to the common stock shareholders of BF Acquisition Group III, Inc., FundraisingDirect.com, Inc. and Imprints Plus, Inc., respectively.


(2) Represents 3,000,000 shares of IPI Fundraising, Inc.'s series A preferred stock, par value $0.50 per share, to be issued to the series A preferred shareholders of BF Acquisition Group III, Inc.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act. Pursuant to Rule 457(f)(2) of the Securities Act, the Proposed Maximum Aggregate Offering Price is one-third of the par value of the securities to be received.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

We refer you to Section 145 of the Delaware General Corporation Law, which permits indemnification of, and advancement of expenses to, directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations, as set forth below. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the corporation and may inure to such person's heirs, executors or administrators. Section numbers in this Item 20 refer to the Delaware General Corporation Law.

Section 145(a) empowers a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of a corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not of itself create a presumption, that the person to be indemnified did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, that he had reasonable cause to believe his conduct was unlawful.

Under Section 145(b), the indemnification a corporation may offer is extended to include indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of an action by or in the right of a corporation, to procure a judgment in its favor, as long as the director, officer, employee or agent to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be extended to cover any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or such other court in which the action, suit or proceeding was brought, shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, Section 145(c) provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys' fees) actually and reasonably incurred by a director or officer of the corporation, in the event that such person is successful on the merits or in defense of any action, suit or proceeding referred to in Sections 145(a) or
(b), or in defense of any claim, issue or matter therein.

A corporation may indemnify a director, officer, employee or agent only as authorized in the specific instance and only upon a determination that indemnification is proper, given the facts and circumstances, because that person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Section 145(d) states that such a determination shall be made, with respect to a person who is a director or officer at the time of such determination,
(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though the directors able to vote do not constitute a quorum; (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (3) in the absence of any directors able to vote or at the direction of such directors, by independent legal counsel in a written opinion; or (4) by the stockholders of the corporation.

Pursuant to Section 145(e), a corporation may pay expenses incurred by an officer or director defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt from such person or from another on behalf of such person, an undertaking to repay any amount paid in advance if that person is ultimately


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

determined not to be entitled to indemnification. Expenses incurred by former directors and officers or other employees and agents may be so paid upon terms and conditions deemed appropriate by the corporation. Pursuant to Section 145(k), the Delaware Court of Chancery is vested with exclusive jurisdiction to hear all actions for advancement of expenses and may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Under Section 145(f), the indemnification and advancement of expenses provided by or granted pursuant to Section 145 is not to be deemed exclusive of the other rights persons seeking indemnification or advancement of expenses may have under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in such person's official capacity and as to actions taken in another capacity while holding such office.

Section 145(g) grants a corporation power to purchase and maintain insurance covering any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which policy may insure any liability asserted against the insured in any such capacity, or arising out of his status, regardless of whether the corporation would otherwise have the power under Section 145 to indemnify him against such liability.

Section 145(h) states that the power to indemnify granted to any "corporation" extends to any constituent corporation absorbed in a consolidation or merger which, had its separate existence continued, would have been authorized to extend indemnification to its officers, directors, agents and employees. Pursuant to Section 145(i), employee benefit plans are covered as "other enterprises" and "serving at the request of the corporation" includes service as a director, officer, employee or agent of the corporation, which imposes duties on or involves services by, such person with respect to an employee benefit plan, its beneficiaries or participants.

The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine actions for indemnification or advancement of expenses brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the DGCL, indemnify any and all persons whom it shall have the power to indemnify under Section 145, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Section 145, which shall not be deemed exclusive of any other rights to which such persons may be entitled.

Our Bylaws, as currently in effect, provide that IPI Fundraising shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The indemnification provided by the bylaws shall be in addition to the indemnification rights provided pursuant to the DGCL, and are not exclusive of any other rights to which any person seeking indemnification may he entitled.

Insurance

Upon the effectiveness of this registration statement, we intend to maintain an insurance policy providing reimbursement of indemnification payments to directors and officers of the registrant and reimbursement of certain liabilities incurred by our directors and officers in their capacities as such, to the extent they are not indemnified by us.


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


EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

Exhibit No.  Description
-----------  -----------

2.1 Agreement and Plan of Merger dated February 8, 2005, by and among IPI Fundraising, Inc., BF Acquisition
             Group III, Inc., FundraisingDirect.com, Inc.,
             Imprints Plus, Inc., and certain of their stockholders. (1)

3.1          Certificate of Incorporation of IPI Fundraising,
             Inc.(3)

3.2          Bylaws of IPI Fundraising, Inc.(3)

5.1 Opinion of David M. Bovi, P.A. as to the legality of the securities being registered (5)

8.1 Opinion of Connolly Bove Lodge & Hutz LLP as to certain tax matters (2)

23.1         Consent of Cogen Sklar LLP (2)

23.2         Consent of David M. Bovi, P.A. (included in Exhibit
             5.1) (5)

23.4 Consent of Connolly Bove Lodge & Hutz LLP (included in Exhibit 8.1) (2)

99.1         Imprint Plus Form of Sales Restriction Agreement (1)

99.2         BF Acquisition Group Form of Sales Restriction
             Agreement (1)

99.3         FundraisingDirect Form of Sales Restriction
             Agreement (1)

99.4         IPI Fundraising, Inc. 2004 Stock Option Plan (3)


99.5         IPI Fundraising Letter Agreement Re: Payment to Dissenters (4)



(1) Incorporated by reference to Annex A to the prospectus/information statement included in this registration statement.

(2)  Filed herewith.


(3) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed February 10, 2005.

(4) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed April 26, 2005.

(5) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed September 9, 2005



Financial Statements Schedules

Not Applicable

                       UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


(e) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware 19713, on September 28, 2005.

                   IPI FUNDRAISING, INC.



                   By:/s/Justin P. DiNorscia
                      ------------------------
                      Justin P. DiNorscia,
                      President





Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature:                    Title:                    Date:

/s/ Justin P. DiNorscia       President, Treasurer,     September 28, 2005
--------------------------    Sole Director
Justin P. DiNorscia

Agreement and Plan of Merger dated February 8, 2005, by and among IPI Fundraising, Inc., BF Acquisition Group III, Inc.,
FundraisingDirect.com, Inc., Imprints Plus, Inc., and certain of their stockholders. (1)

Certificate of Incorporation of IPI Fundraising, Inc. (3)

Bylaws of IPI Fundraising, Inc. (3)

Opinion of David M. Bovi, P.A. as to the legality of the securities being registered (5)

Opinion of Connolly Bove Lodge & Hutz LLP as to certain tax matters (2)

Consent of Cogen Sklar LLP (2)

Consent of David M. Bovi, P.A. (included in Exhibit 5.1) (5)

Consent of Connolly Bove Lodge & Hutz LLP (included in Exhibit 8.1) (2)

Imprint Plus Form of Sales Restriction Agreement (1)

BF Acquisition Group Form of Sales Restriction Agreement (1)

FundraisingDirect Form of Sales Restriction Agreement (1)


IPI Fundraising, Inc. 2004 Stock Option Plan (3)

IPI Fundraising Letter Agreement Re: Payment to Dissenters (4)


(1) Incorporated by reference to ANNEX A to the prospectus/information statement included in this registration statement.

(2)  Filed herewith.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed February 10, 2005.

(4) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed April 26, 2005.

(5) Incorporated by reference to Registrant's Registration Statement on Form S-4 filed September 9, 2005.